Exhibit 99.1

Strategic Storage Trust VI’s $1.0 Billion Initial Public Offering

Declared Effective by the Securities and Exchange Commission

LADERA RANCH, Calif. – March 21, 2022 – Strategic Storage Trust VI, Inc. (“SST VI”), a public non‐traded real estate investment trust sponsored by an affiliate of SmartStop Self Storage REIT, Inc. (“SmartStop”), announced today that its registration statement pertaining to an initial public offering of approximately $1.1 billion in shares of common stock was declared effective by the Securities and Exchange Commission on March 17, 2022.

SST VI intends to qualify as a real estate investment trust for federal income tax purposes for the taxable year ended December 31, 2021 and will offer up to $1.0 billion in shares of its common stock in its primary offering, consisting of three classes of shares: Class A shares at $10.33 per share (up to $450 million in shares); Class T shares at $10.00 per share (up to $450 million in shares); and Class W shares at $9.40 per share (up to $100 million in shares).

SST VI is also offering up to $95 million in shares of its common stock pursuant to its distribution reinvestment plan at $9.81 per share for Class A shares, $9.50 per share for Class T shares, and $9.40 per share for Class W shares. SST VI intends to primarily invest in a portfolio of income-producing and growth self storage properties and related self storage real estate investments. As of March 17, 2022 SST VI raised gross proceeds of over $95 million through a private offering and owns six operating self storage facilities in three states (Arizona, Florida, and Nevada) and joint venture interests in two development properties in Toronto, Ontario.

A copy of the final prospectus for the offering is available without charge upon written request addressed to Strategic Storage Trust VI, Inc., 10 Terrace Road, Ladera Ranch, California 92694 or by phone at (866) 412-5161. Pacific Oak Capital Markets, LLC serves as Dealer Manager for Strategic Storage Trust VI, Inc.

About Strategic Storage Trust VI, Inc. (SST VI):

SST VI is a Maryland corporation that intends to qualify as a real estate investment trust for federal income tax purposes. SST VI’s primary investment strategy is to invest in income-producing and growth self storage facilities and related self storage real estate investments in the Unites States and Canada. As of March 17, 2022, SST VI has a portfolio of six operating properties in the United States comprising approximately 3,580 units and 387,500 rentable square feet and joint venture interests in two development properties in Toronto, Ontario.

About SmartStop Self Storage REIT, Inc. (SmartStop):

SmartStop is a self-managed REIT with a fully integrated operations team of approximately 420 self storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC, also sponsors other self storage programs. As of February 23, 2022, SmartStop is one of the largest self storage companies in North America, with an owned and managed portfolio of 163 properties in 19 states and Ontario, Canada and comprising approximately 111,000 units and 12.6 million rentable square feet. SmartStop and its affiliates own or manage 19 operating self storage properties in the Greater Toronto Area, which total approximately 16,200 units and 1.7 million rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com.

Contact:

David Corak

VP of Corporate Finance

SmartStop Self Storage REIT, Inc.

949-429-3331

IR@smartstop.com